UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11201 SE 8th Street, Suite 200, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 621-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 8, 2009, Telanetix, Inc., a Delaware corporation ("we," "us," "our" or the "Company"), entered into an amendment agreement (the "Amendment Agreement") with the holders of the debentures it issued in June 2008, August 2008 and December 2008 (the "PIPE Debentures"), and the warrants it issued in December 2006, February 2007, August 2007, March 2008, August 2008 and December 2008 (the "PIPE Warrants").

With respect to the PIPE Debentures, under the terms of the Amendment Agreement, the parties agreed to:

•	decrease the conversion price from $0.40 to $0.30;
•	require that all future interest payments be made in cash (previously, we could make payments in shares of our common stock); and
•	defer interest payments until October 1, 2011 (interest payments were to commence January 1, 2010);
•
extend the 0% interest rate through June 30, 2011 (with respect to the debentures issued in June 2008 and August 2008, the 0% interest rate was set to expire on September 30, 2009, and with respect to the debentures issued in December 2008, the 0% interest rate was set to expire on December 11, 2009);

•
reduce the interest rate for the balance of the term to 5% per annum (with respect to the debentures issued in June 2008 and August 2008, the interest rate was 13.5% per annum from October 1, 2009 until September 30, 2012 and 18% per annum from October 1, 2012 until maturity; and with respect to the debentures issued in December 2008, the interest rate was 12% per annum from December 12, 2009 until December 11, 2012 and 18% per annum from December 13, 2012 until maturity);

•
eliminate the requirement that, at the time of any conversion of principal, we pay the holders an amount in cash equal to the interest that would have accrued on such principal had such principal remained outstanding through the full term of the PIPE Debentures;

•	eliminate the 20% premium for voluntary prepayment.

Under the terms of the Amendment Agreement, we also agreed to add certain covenants to our PIPE Debentures, including a requirement to maintain at least $300,000 in cash at all times while the PIPE Debentures are outstanding, to sustain a level of gross revenue each quarter equal to at least 80% of the average gross revenue for the trailing two quarters, and commencing with the period ended June 30, 2009, to maintain a positive adjusted EBITDA in each rolling two quarter period.  For example, ending September 30, 2009, the sum of the three-month adjusted EBITDA of the three months ended June 30 and September 30 must be at least $0.00 or greater.  Adjusted EBITDA is calculated by taking our net income for the applicable period, and adding to that amount the sum of the following: (i) any provision for (or less any benefit from) income taxes, plus (ii) any deduction for interest expense, net of interest income, plus (iii) depreciation and amortization expense, plus (iv) non-cash expenses (such as stock-based compensation and warrant compensation), plus (v) expenses related to changes in fair market value of warrant and beneficial conversion features, plus (vi) expenses related to impairment of tangible and intangible assets.

The changes to the PIPE Debentures decrease the aggregate interest charges payable over their term from $21.2 million to $4.4 million, resulting in savings of $16.8 million.  While the conversion price on the PIPE Debentures has reduced from $0.40 to $0.30, the reduction in interest rate, deferment of interest payments, and elimination of the right to make interest payments in shares of common stock significantly reduce the potential for future dilution.

In addition, under the terms of the Amendment Agreement, the holders of the PIPE Warrants were granted the right to exchange their outstanding PIPE Warrants for shares of our common stock at the rate of 1.063 shares of common stock underlying the PIPE Warrants for one share of common stock, subject to adjustment for stock splits and dividends.  In exchange, the anti-dilution protection under the PIPE Warrants was eliminated.  Previously the exercise price of the PIPE Warrants would decrease, and the number of shares issuable upon exercise would increase, generally, each time we issued common stock or common stock equivalents at a price less than the exercise price of the PIPE Warrants.  The Amendment Agreement eliminates the potential for future dilution from the PIPE Warrants.

This summary is qualified in its entirety by reference to the Amendment Agreement, which is filed as an exhibit to this report and incorporated herein by this reference.

Item 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

Exhibit No.	Description
10.1	Amendment Agreement dated May 8, 2009
99.1	Press release issued on May 11, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: May 11, 2009	By:	/s/ J. Paul Quinn
J. Paul Quinn Chief Financial Officer